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                                                                   Exhibit 10.32


                        NEW EXECUTIVE SERVICES AGREEMENT

     This New Executive Services Agreement ("Agreement") is made as of March 27, 2006 by and between Simon Worldwide, Inc. (the "Company") and Greg Mays, (the "Executive").


                                  INTRODUCTION

     The Company and the Executive are parties to an Executive Services Agreement dated as of May 30, 2003, as amended by Amendment No. 1 dated as of May 3, 2004 (the "Prior Agreement"). The Prior Agreement was terminated on the date hereof in connection with the Executive's resignation, at the Company's request, from the Board of Directors of the Company. The Company desires that the Executive continue to provide to the Company the services provided by the Executive under the Prior Agreement in accordance with the terms of this Agreement, and the Executive wishes to provide such services. Therefore, the Company and the Executive agree as follows:

     1. SERVICES. The Executive shall perform the services for the Company, and shall have the duties and responsibilities, described in Schedule A hereto (the "Services") during the term of this Agreement. The Executive shall be available to provide the Services for such time each week as shall be necessary to perform the Services, or as otherwise provided in Schedule A. Executive may engage in activities for other unrelated entities during the term hereof, but shall at all times maintain the ability and availability to perform the Services and shall engage in no activities which would constitute a conflict of interest with the Company.

     2. COMPENSATION. For Services rendered during the term of this Agreement, the Executive shall be entitled to compensation in the amount and on the payment terms set forth on Schedule A. The Executive shall also be entitled to reimbursement of reasonable and necessary out-of-pocket expenses incurred by the Executive in the ordinary course of business on behalf of the Company in accordance with Company policy, subject to the presentation of appropriate documentation. In addition, during the term of this Agreement the Executive and any dependents shall be entitled to participate at no cost to the Executive in a health insurance plan maintained by the Company at substantially the same benefit level as of the date hereof, and along with any dependents shall be eligible to participate in C.O.B.R.A. coverage at the expense of the Company following termination of employment hereunder for as long as then permissible under C.O.B.R.A. and at the same benefit level as of the date hereof.

     3. TERM. The Executive's engagement by the Company hereunder shall commence on the date hereof and continue until terminated by either party at any time by giving 90 days prior written notice to the other party. Following termination of this Agreement, the Company shall pay to the Executive all compensation that had accrued, and shall reimburse all expenses incurred by the Executive, prior to the date of termination in accordance with Section 2 hereof. The C.O.B.R.A. obligations set forth in Section 2 shall survive the termination of this Agreement and shall continue thereafter in full force and effect.

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     4.   SURVIVAL OF CERTAIN PROVISIONS OF PRIOR AGREEMENT. The Company and the
Executive acknowledge and confirm their agreement that the provisions of Sections 5 through 13 of the Prior Agreement survive the termination of the Prior Agreement and continue thereafter in full force and effect.

     5. ENFORCEABILITY, ETC. This Agreement shall be interpreted so as to be effective under applicable law, but if any portion hereof is prohibited or invalid, such portion shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     6. NOTICES. Any notice, demand or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, or mailed by first class certified or registered mail, postage prepaid, return receipt requested as follows:

          (a)  If to the Company:


               5200 W. Century Boulevard
               Los Angeles, CA 90045
               Attn: Board of Directors

               with a copy to:

               Choate, Hall & Stewart LLP
               Two International Place
               Boston, MA 02110
               Attn: Cameron Read

          (b)  If to the Executive:


               Greg Mays
               71 South Peak
               Laguna Niguel, CA 92677

               with a copy to:

               ---------------------------------

               ---------------------------------

               ---------------------------------
               Attn:
                    ---------------------------

or to such other address as the parties shall have designated by notice to the other party.


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     7.   GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to its choice of law principles.

     8. DISPUTE RESOLUTION. Any dispute or claim relating to the enforcement or any alleged breach of this Agreement shall be resolved exclusively through final and binding arbitration before a neutral arbitrator, pursuant to the Employment Arbitration Rules of the American Arbitration Association. Any arbitration proceeding initiated hereunder shall take place in Los Angeles, California. The costs of any arbitration proceeding (including the arbitrator's fees) initiated hereunder shall be borne equally by the parties, and the prevailing party in any proceeding shall be entitled to recover reasonable costs and expenses, including reasonable attorneys' fees and travel costs, incurred in presenting the case in the arbitration proceeding.

     9. AMENDMENTS AND WAIVERS. This Agreement may be amended or modified only by a written instrument signed by the Company and the Executive. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.

     10. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns, except that the rights and obligations of the Executive hereunder are personal and may not be assigned without the Company's prior written consent.

     11. NO CONFLICTS. The Executive represents to the Company that the Executive is not a party to or bound by any agreement or commitment that conflicts with the obligations of the Executive under this Agreement.

     12. ENTIRE AGREEMENT. This Agreement constitutes the final and entire agreement of the parties with respect to the matters covered hereby, and replaces and supersedes all other agreements and understandings relating thereto other than the Indemnification Agreement, the Letter Agreement and, to the extent provided in Section 4 of this Agreement, the Prior Agreement.

     13. CAPTIONS. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

     14. COUNTERPARTS. This Agreement may be executed in multiple counterparts, and counterparts by facsimile, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.


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     This Agreement has been executed and delivered as of the date first above written.


                                        SIMON WORLDWIDE, INC.


                                        By /s/ George Golleher
                                           ---------------------------------
                                           George Golleher
                                           Co-Chief Executive Officer


                                        By /s/ J. Anthony Kouba
                                           ---------------------------------
                                           J. Anthony Kouba
                                           Co-Chief Executive Officer


                                        The Executive


                                        /s/ Greg Mays
                                        ---------------------------------
                                        Greg Mays


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                                   Schedule A
                                   ----------

I.   SERVICES

     Manage the finance and financial reporting functions of the Company including performing the duties of the Chief Financial Officer.

II.  MAXIMUM HOURS PER WEEK

In the event that the Executive elects to terminate the Agreement by giving 180 days notice of termination, then during such 180 day period the Executive may be required to provide services for a maximum of 8 hours per week, all served consecutively or as otherwise agreed upon by the Executive with the Company

III. COMPENSATION

     Four thousand forty dollars ($4,040) per week paid bi-weekly. In addition to the extent Services are required beyond twenty (20) hours per week (i) in connection with the analysis and negotiation of mergers, acquisitions or business combinations which the Company might pursue from time to time or
     (ii) in preparation for and testimony in depositions or other discovery with respect to Legal Proceedings, the Executive shall be compensated at the rate of $250 per hour for hours in excess of twenty (20) per week.

IV.  LEGAL PROCEEDINGS FOLLOWING TERMINATION (Section 5 Services)

     $400 per hour for all preparation, deposition and discovery time. The Company shall at the request of the Executive provide independent legal counsel selected by the Executive at the Company's expense.